Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-200634) pertaining to the UBS 401(k) Plan (formerly the UBS Savings and Investment Plan) of UBS Group AG of our report dated June 26, 2015, with respect to the December 31, 2014, statement of net assets available for benefits of UBS Group AG’s UBS 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ Mitchell & Titus, LLP

New York, New York

June 28, 2016